PRNEWSWIRE

NEWS RELEASE

FOR RELEASE:	Monday, April 19, 2010 at 12 noon (EST)

SOURCE:	Bay National Corporation

CONTACTS:	Hugh W. Mohler, President & CEO 410-494-2580

David E. Borowy, SVP & CFO 410-427-3788

Hebron Savings Bank and Bay National Bank Announce

Purchase and Assumption Agreement

Hebron, Maryland (April 19, 2010) Hebron Savings Bank and Bay National Bank, the wholly-owned operating subsidiary of Bay National Corporation, are pleased to announce that the parties have entered into a definitive agreement pursuant to which Hebron Savings Bank will purchase substantially all the deposit base and assume certain loans of Bay National Bank’s Salisbury, Maryland branch. While this transaction is subject to regulatory approval, the acquisition is expected to close on or before September 30, 2010.

 Gregory W. Johnson, President and CEO of Hebron Savings Bank, said “Bay National Bank’s excellent customer base was a significant attraction to our Company in considering this transaction. We are extremely pleased to welcome the customers of Bay National Bank to Hebron Savings Bank, and we feel privileged to have the opportunity to support their financial needs.  Hebron Savings Bank will work diligently to provide the same high quality, personalized level of service Bay National Bank’s customers have become accustomed to.  Both banks will work closely to ensure that the transition is seamless.”

Hugh W. Mohler, President and CEO of Bay National Bank, said “We are grateful for the opportunity to have served the Eastern Shore community over the past ten years and we treasure the relationships we’ve developed. We wish each of our customers continued success as they join forces with Hebron Savings Bank—a company that shares our values and community-bank focus.”

About Hebron Savings Bank

Founded in 1910, Hebron Savings Bank is a $450 million full-service community bank that operates ten branches throughout Wicomico, Dorchester, and Somerset Counties. It offers the latest technology coupled with one-on-one, hometown customer service.

About Bay National Bank

Headquartered in Lutherville, Maryland, Bay National Bank is a $290 million bank founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals.  It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

Forward-looking Statements

The statements in this press release with respect to the transactions contemplated by the agreement between the parties, including the timing thereof, constitute forward-looking statements as defined by Federal securities laws.  Such statements are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors that could cause our actual results to be materially different from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the need for regulatory approval, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Hebron Bank or Bay National Bank specifically or the banking industry generally. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.